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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             ASCENT PEDIATRICS, INC.


                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------


     ASCENT PEDIATRICS, INC. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendments. The resolution setting forth the amendments is as follows:

RESOLVED:      That the first paragraph of Article FOURTH of the Amended and
--------       Restated Certificate of Incorporation of the Corporation, as
               amended, be and hereby is deleted in its entirety and the following paragraphs are inserted in lieu thereof:


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               "FOURTH. That upon the filing date of this Certificate of
               Amendment of this Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 27, 1997 (the "Effective Date"), a 0.85-for-1 reverse stock split of the Corporation's Common Stock shall become effective, pursuant to which each share of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall represent
               0.85 shares of Common Stock from and after the Effective Date.

                    The total number of shares of all classes of stock which the
               Corporation shall have the authority to issue is (i) Sixty Million (60,000,000) shares of Common Stock, $.00004 par value per share ("Common Stock"), and (ii) Six Million One Hundred Twenty Thousand One Hundred Three (6,120,103) shares of Preferred Stock, $.00004 par value per share ("Preferred Stock"), of which Eight Hundred Thousand (800,000) shares shall be designated the "Series A Convertible Preferred Stock" (the "Series A Senior Preferred Stock"), Three Hundred Ninety-Nine Thousand Nine Hundred Ninety Nine (399,999) shares shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), One Million Three Hundred Ninety-Nine Thousand Five Hundred Eighty-Nine (1,399,589) shares shall be designated "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"), One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (1,166,667) shares shall be designated "Series E Convertible Preferred Stock" (the "Series E Preferred Stock"), Two Million Three Hundred Fifty-Three Thousand Eight Hundred Forty-Eight (2,353,848) shares shall be designated "Series F Convertible Preferred Stock" (the "Series F Preferred Stock") and the balance of which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH."

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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Vice President, Finance and Treasurer this 27th day of May, 1997.



                                       ASCENT PEDIATRICS, INC.







                                       By:
                                          -------------------------------------
                                          Vice President, Finance and Treasurer